Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “***”.
AN UNREDACTED VERSION OF THIS DOCUMENT WILL ALSO BE PROVIDED TO THE
SECURITIES AND EXCHANGE COMMISSION.

MASTER SERVICES AGREEMENT
This Master Services Agreement is entered into as of July 27, 2016 (the “Execution Date”) by and between Fifth Third Bank, an Ohio corporation having its principal office at 38 Fountain Square Plaza, Cincinnati, Ohio 45763 (“Customer”) and Vantiv, LLC, a Delaware limited liability company, having its principal office at 8500 Governors Hill Drive, Symmes Township, Ohio 45249 (“Vendor”). For the mutual promises made herein and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Vendor and Customer hereby agree as follows:

1.	Definitions; Interpretations.
For the purposes of this Agreement, capitalized terms used in this Agreement shall have the meanings set forth below or in the Addenda hereto:
“2016 Fees” has the meaning given to such term in Section 7(i)(a) of this Agreement.
“Acquired Entity” has the meaning given to such term in Section 2(v)(a) of this Agreement.
“ACRO” is a designation referring to a Customer’s regional division and is provided by Customer for Vendor’s use in billing.
“Addendum” or “Addenda” shall mean any addenda executed by both Parties and incorporated herein or referenced in this Agreement, which, together with this Master Services Agreement, describe the terms under which the Services will be provided by Vendor to Customer, and the fees to be charged therefor.
“Agreed Non-Organic Growth in Service Fees” shall mean an amount determined by the Parties in good faith which is equal to the average monthly fees for the *** calendar months prior to the applicable date of discontinuance for Services utilized by an entity or assets acquired by Customer after the date hereof which entity or assets utilize Services hereunder. Customer agrees to maintain and provide to Vendor upon request such records as are reasonably necessary to calculate any Agreed Non-Organic Growth in Service Fees.
“Agreement” shall mean this Master Services Agreement and each Addendum executed by both Parties and attached hereto or referenced in this Agreement, and all documents and other materials incorporated herein by reference.
“Applicable Law” shall mean all laws (including common law), codes, statutes, ordinances, treaties, rules, regulations, published standards, permits, judgments, writs, written consents, written opinions, written interpretations, written approvals, written authorizations, injunctions, written rulings or orders, official directives or decrees, administrative guidance or other regulatory bulletins or guidance, regulatory examinations or orders (whether written or oral), decrees and orders, in each case of or by any Government Entity and reasonably related to compliance with applicable law, as the same may be updated from time to time.
“Audit” has the meaning given to such term in Section 32(i) of this Agreement.
“Auditor” has the meaning given to such term in Section 32(iv) of this Agreement.
“***” has the meaning given to such term in Section *** of this Agreement.
“Card Association” shall mean the payment networks or associations, including any EFT or ATM network or association, that have been agreed to by the Parties, and any other payment network or association that Customer and Vendor mutually agree constitutes a “Card Association” hereunder.
“Card Association Rules” shall mean the by-laws, operating regulations, and rules of the respective Card Associations.
“Confidential Information” shall mean and include, without limitation, any information provided by one Party to the other Party in connection with this Agreement, in whatever form (whether tangible, intangible, electronic, oral or otherwise); the terms and or existence of this Agreement; technical processes and formulas; source codes; product designs; sales, cost and other unpublished financial information; customer information; product and business plans; projections; marketing data; trade secrets; specifications; programs; instructions; object code; intellectual property rights; technical know-how; methods and procedures for operation; benchmark test results; information about employees; marketing strategies; Services; customer names; business or technical plans and proposals (in any form); and any other information which is or should reasonably be understood to be confidential or proprietary to Customer or Vendor, as applicable. Confidential Information of Customer shall also include Nonpublic Personal Information.
“Core Service” means any Service that has been agreed to by the Parties as a “Core Service” in the List of Services.
“Customer” has the meaning given to such term in the preamble to this Agreement.
“Custom Modification” has the meaning given to such term in Section 2(ii)(e) of this Agreement.
“Customer Indemnified Party” has the meaning given to such term in Section 10(iii) of this Agreement.
“Data Compromise Event” means an event in which a third party (i.e., a Person other than Vendor, Customer, or their respective Affiliates) gains, or in which Vendor has reason to believe a third party is likely to have gained, unauthorized or unlawful access to primary account numbers, card verification values, magnetic-stripe data, data subject to PCI Requirements, Nonpublic Personal Information, or any other information the disclosure of which would trigger disclosure obligations or liability under Applicable Law or the Card Association Rules.
“Defect” has the meaning given to such term in Section 4(i) of this Agreement.
“Discontinuance Look-back Period” has the meaning given to such term in Section 2(iii)(e)2 of this Agreement.
“Discontinued Service” has the meaning given to such term in Section 2(iii)(e)2 of this Agreement.
“Discontinued Service Fee” has the meaning given to such term in Section 2(iii)(e)2 of this Agreement.
“Dispute” has the meaning given to such term in Section 17 of this Agreement.
“Documentation” means the technical, operational and user manuals regarding the Services that include a complete and detailed description of the use, operation, functions, and performance of the current version of the Services, as the same may be modified from time to time in accordance with this Agreement, and that are provided to Customer by Vendor.
“Event of Default” has the meaning given to such term in Section 5(i) of this Agreement.
“Event of Default Baseline Amount” has the meaning given to such term in Section 5(iii) of this Agreement.
“Event of Default Look-back Period” has the meaning given to such term in Section 5(iii) of this Agreement.
“Excluded Inventions” has the meaning given to such term in Section 2(ii)(e) of this Agreement.
“Execution Date” has the meaning given to such term in the preamble to this Agreement.
“Existing Services Agreement” has the meaning given to such term in Section 2(v)(a) of this Agreement.
“Existing Subcontractor” has the meaning given to such term in Section 2(vii) of this Agreement.
“Fees” shall mean either or both of the 2016 Fees and the Revised Fees, as applicable.
“FFIEC” has the meaning given to such term in Section 32(ii) of this Agreement.
“Force Majeure Event” has the meaning given to such term in Section 4(iii) of this Agreement.
“Government Entity” means any federal, state or local government or any court, administrative agency, or government or regulatory authority acting under the authority of the federal or any state, local or foreign government.
“***” has the meaning given to such term in Section *** of this Agreement.
“Improvement Plan” has the meaning given to such term in Section 2(iii)(d) of this Agreement.
“Indemnified Party” has the meaning given to such term in Section 10(v)(a) of this Agreement.
“Indemnifying Party” has the meaning given to such term in Section 10(v)(a) of this Agreement.
“List of Services” mean the Core Services and Non-Core Services as agreed to by the Parties.
“Monetary Cap” has the meaning given to such term in Section 10(i) of this Agreement.
“New Service” has the meaning given to such term in Section 2(ii)(d) of this Agreement.

“Non-Core Service” means any Service that has been agreed to by the Parties as a Non-Core Service in the List of Services, including but not limited to (i) as of January 1, 2017, Omnishield Services, (ii) as of July 1, 2019, Fraud Case Work, (iii) as of December 1, 2017, HSA Servicing, and (iv) as of July 1, 2018, ATM Promotional Messaging. For avoidance of doubt, Omnishield Services, Fraud Case Work, HSA Servicing and ATM Promotional Messaging shall be considered Core Services until January 1, 2017, July 1, 2019, December 1, 2017, and July 1, 2018 respectively.
“Nonpublic Personal Information” shall have the meaning given to such term as used and defined in the Gramm-Leach-Bliley Act and its implementing regulations.
“Notice of Election” has the meaning given to such term in Section 10(v)(a) of this Agreement.
“Obsolete Service” has the meaning given to such term in Section 2(iii)(d).
“Operational Change” means any change to the Services (including any Updates and Upgrades) that reasonably could be expected to meaningfully (i) diminish the availability, functionality, usability or technical environment (including security) of the Services, or (ii) increase the obligations of or costs incurred by Customer to make use of the Services.
“Optional Upgrade” means an enhancement to the Services which is an optional enhancement of a Service or which adds optional new Services or features to an existing Service.
“P2P Invoicing System” has the meaning given to such term in Section 7(iii) of this Agreement.
“Party” means either Vendor or Customer, as applicable, and “Parties” means both Vendor and Customer.
“PCI Requirements” shall mean the Payment Card Industry Data Security Standard (“PCI DSS”), the Payment Application Data Security Standard (“PA DSS”), and any other standard or requirement promulgated by the Payment Card Industry Security Standards Council (“PCI SSC”), or any successor to the PCI SSC, applicable by its terms or pursuant to Card Association Rules to the Vendor or the Services.
“Person” means and includes any individual, partnership, joint venture, corporation, company, bank, trust, unincorporated organization, government or any department, agency or instrumentality thereof.
“Processing Service” is any service that is reasonably related to a Service.
“Remediation Plan” has the meaning given to such term in Section 4(ii)(a) of this Agreement.
“Replacement Service” has the meaning given to such term in Section 2(ii)(b) of this Agreement.
“***” has the meaning given to such term in Section *** of this Agreement.
“Revised Fees” has the meaning given to such term in Section 7(ii) of this Agreement.
“Risk Standards” means the Risk Standards that have been agreed to by the Parties, which set forth certain risk control and regulatory requirements Vendor is required to comply with in connection with this Agreement, as such standards may be updated by Customer from time to time with the written consent of Vendor; provided, however, that such consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that Customer shall not be required to obtain the written consent of Vendor if Customer determines that a change to the Risk Standards is required by or reasonably necessary to comply with Applicable Law.
“***” has the meaning given to such term in Section *** of this Agreement.
“Sensitive Services” has the meaning given to such term in Section 2(vii) of this Agreement.
“Service Levels” means the standards agreed to by the Parties by which Vendor shall provide the Services to Customer and including the non-exclusive remedies accruing to Customer for Vendor’s failure to meet or exceed such standards. The Service Levels are part of the List of Services.
“Services” shall mean the services, functions and responsibilities provided by Vendor to Customer as described in this Agreement and the List of Services, and any New Services that may be provided pursuant to this Agreement in the future.
“Services Invoice” has the meaning given to such term in Section 7(iii) of this Agreement.
“Subcontractor” means any agent, contractor, supplier or vendor of Vendor.
“Term” has the meaning given to such term in Section 11 of this Agreement.
“Terminated Service” has the meaning given to such term in Section 2(iii)(e)3 of this Agreement.
“Terminated Service Fee” has the meaning given to such term in Section 2(iii)(e)3 of this Agreement.

“Termination Baseline Amount” has the meaning given to such term in Section 2(iii)(e)3 of this Agreement.
“Termination Look-back Period” has the meaning given to such term in Section 2(iii)(e)3.
“Third-Party Reviewer” has the meaning given to such term in Section 2(iii)(d) of this Agreement.
“Transition Assistance Period” has the meaning given to such term in Section 4(v) of this Agreement.
“Updates and Upgrades” means corrections, patches, bug fixes, other technical improvements relating to the existing features and functionality of the Services, or any non-optional new features or functionality of the Services.
“Vendor” has the meaning given to such term in the preamble to this Agreement.
“Vendor Indemnified Party” has the meaning given to such term in Section 10(iv) of this Agreement.
“Work Product” has the meaning set forth in Section 2(ii)(e) of this Agreement.
The Parties agree that all Addenda shall be incorporated herein and made part of this Agreement. This Agreement contains the general terms and conditions applicable to each Addendum. Each Addendum supplements this Agreement.

2.	Services.

(i)	Vendor's Obligations.

(a)	Vendor will perform the Services in accordance with and as set forth in the Agreement and the Addenda.

(b)
Vendor will ensure that the Services are and remain in compliance with (and will enable Customer’s compliance with) all Card Association Rules and Applicable Law, and Vendor will not charge Customer for any modifications or updates to the Services related to any changes to Card Association Rules or Applicable Law.

(c)
Except for any change in the Services which Vendor reasonably determines is required by Applicable Law or to comply with Card Association Rules (which Vendor shall use its best efforts to implement such changes, and further Vendor shall use commercially reasonable efforts to implement such changes in a manner that has the least adverse impact on Customer and with as much advance written notice as is possible):

1.
Vendor shall notify Customer in writing at least *** days prior to any proposed Operational Change that Vendor plans to implement, and Customer may object to the proposed Operational Change within *** days of receiving such notice from Vendor.

2.
If Customer objects within such period of time, the proposed Operational Change shall not become effective; provided, however, that the Parties will thereafter work together in good faith for a reasonable period of time to reach a mutually agreeable resolution that meets the Parties’ interests. If Customer does not object to any Operational Change within the above-described objection period, Vendor may implement such proposed Operational Change, provided that all such Operational Changes must be implemented in accordance with a schedule that is reasonably acceptable to Customer.

3.
The foregoing procedures shall not apply in the event that Operational Changes are temporarily necessary to maintain continuity of the Services. With respect to temporary Operational Changes made to maintain continuity of the Services, Vendor will document and provide to Customer notification (which may be given orally, provided that any oral notice must be confirmed in writing to Customer within *** business days) of the temporary Operational Change no later than the next business day after the temporary Operational Change is made.

4.
Notwithstanding the foregoing, in the event that changes other than Operational Changes are made by Vendor that might reasonably be expected to impact Customer’s provision of services to Customer’s customer or otherwise impact Customer’s cost of using or benefitting from the Services, Vendor shall provide notice to Customer at least *** days prior to implementation of any such change. In the event that Vendor fails to provide notice to Customer, Vendor shall bear any and all costs associated with such changes and Customer shall be entitled to any other applicable remedies as stated in the Service Levels.

(d)
Vendor agrees, as necessary, to cause the Services to evolve and to be modified, enhanced, supplemented and replaced for the Services to be of at least the same quality as the Services provided by Vendor to other large customers. During the Term, Customer shall have the right to operate on, and receive the Services from, Vendor’s most current processing platform being used by Vendor’s other large financial institution customers for no new or additional charge under this Agreement; provided, however, that nothing in this Section 2(i)(d) is intended to eliminate Customer’s obligation to pay for New Services, Optional Upgrades or Replacement Services as provided hereunder.

(e)
Customer is required, as a banking entity, to assure the safety, soundness and continuity of certain essential banking functions. Vendor acknowledges that its performance of its obligations under this Agreement may be critical to the essential banking functions of Customer. Accordingly, notwithstanding any provisions to the contrary contained in this Agreement or any other agreement between the Parties, Vendor shall not interrupt or cease providing any Services during the Term (which for purposes of this Section 2(i)(e) shall include any Transition Assistance Period) to the extent the same are necessary to Customer’s essential banking functions, as determined by Customer in its reasonable discretion, due to an asserted breach of this Agreement by Customer or otherwise. Vendor acknowledges and agrees that Vendor’s remedies for breach of this Agreement relating to the provision of essential banking functions shall be limited to (i) equitable relief that does not have the effect of interrupting such functions or (ii) monetary damages. Vendor acknowledges that it has waived its right to seek equitable relief that will interrupt the essential functions of the Services and agrees not to seek any such equitable relief. Notwithstanding the foregoing, the provisions of this Section 2(i)(e) shall not apply in the event that the asserted breach by Customer is for the failure to pay undisputed fees due to Vendor hereunder, provided, however, that in no event shall Vendor be permitted to immediately cease providing any Services to Customer, but in such case may instead prepare for the termination of its provision of Services to Customer by assisting Customer to transition to another provider of such Services in a commercially reasonable manner considering the concepts of safety, soundness and continuity of essential banking functions.

(f)
Vendor shall perform the Services with at least the same degree of accuracy, quality, completeness, timeliness, and responsiveness as was provided by Vendor prior to the Execution Date. If Vendor fails to meet any service level set forth in the Service Levels, in addition to any other remedies available to Customer under this Agreement, Vendor will pay Customer the corresponding remedy set forth in the Service Levels.

(ii)	Updates and Upgrades; New Services; Custom Modifications.

(a)
Updates and Upgrades. Vendor will make available to Customer, for ***, any non-customized Updates and Upgrades to the Services that Vendor makes available *** to its other customers; provided that, the implementation of any Updates and Upgrades shall be subject to the other terms and conditions of this Agreement.

(b)
Replacement Services. Vendor may, from time to time, make new products or services available to Customer which are intended to replace a current Service (each a “Replacement Service”), which Replacement Services shall be at such fees and expenses as agreed to by the Parties (provided, however, that if Vendor is replacing a current Service across its platform, then the Replacement Service shall be provided at such fees and expenses that do not exceed those charged for the current Service); provided that, the implementation of any Replacement Service shall be subject to the other terms and conditions of this Agreement; and provided further that, in the event Vendor for any reason requires Customer to accept a Replacement Service, then Vendor agrees to compensate Customer for any additional non-de minimis out of pocket expenses associated with Customer’s access to or use of such Replacement Service. Vendor agrees to notify Customer as soon as commercially practicable of any impending platform-wide conversion to any Replacement Service. In the event that Customer agrees to replace a Core Service with a Replacement Service, such Replacement Service shall be considered a Core Service for purposes of this Agreement; if Customer agrees to replace a Non-Core Service with a Replacement Service, such Replacement Service shall be considered a Non-Core Service for purposes of this Agreement. In either case, the Parties shall add such Replacement Service to the List of Services, including the Service Levels.

(c)
Optional Upgrade. Vendor may, from time to time, make an Optional Upgrade to a Service available to Customer, for which Vendor proposes to charge Customer additional fees or expenses, by delivering a written notice to Customer, which notice shall include a reasonably detailed description of (i) the additional features and/or functionality of such Optional Upgrade and (ii) the fees to be charged for such Optional Upgrade. In the event Customer elects to receive such Optional Upgrade, the terms and conditions of such Optional Upgrade shall be subject to the terms and conditions of this Agreement. Optional Upgrades to Core Services, if any, shall be considered Core Services for the purposes of this Agreement, and Optional Upgrades to Non-Core Services, if any, shall be considered Non-Core Services for the purposes of this Agreement. In the event Customer elects to receive an Optional Upgrade, the Parties shall in each case add such Optional Upgrade to the List of Services as a Core Service or Non-Core Service, as applicable in accordance with the immediately preceding sentence.

(d)
New Services. Vendor may, from time to time, make additional services available to Customer for which Vendor proposes to charge Customer fees or expenses which are not set forth in the Fees (each a “New Service”). In the event Customer, in Customer’s sole discretion, elects to receive such New Service, such New Service will be considered a Non-Core Service for the purposes of this Agreement and the Parties shall add such New Service to the List of Services as a Non-Core Service, unless (x) Customer and Vendor agree at such time that such New Service shall be a Core Service for purposes of this Agreement (in which event the Parties shall add such New Service to the List of Services as a Core Service) or (y) Customer and Vendor agree at such time that such New Service shall instead be subject to the terms and conditions of a separate agreement. For the avoidance of doubt, in the event Customer declines to receive a New Service, Vendor must continue to provide and support existing Services at no additional cost to Customer.

(e)
Custom Modifications. From time to time, Customer may request Vendor to develop modifications or enhancements to the Services (which may include the development of new services) which are custom to, and/or only applicable to, Customer (each a “Custom Modification”). In the event Customer requests a Custom Modification, the Parties shall mutually develop and execute a statement of work to document the specific terms related to Vendor’s provision of the Custom Modification, which, unless expressly stated to the contrary therein, shall be governed by the terms of this Agreement. Vendor will charge Customer for development of a Custom Modification at a rate of $*** per hour, plus reimbursement of reasonable out of pocket expenses, which may include costs of third parties engaged to assist in providing the Custom Modifications. Vendor agrees that it shall prioritize developing Custom Modifications for Customer in the ordinary course of its development of custom services or custom modifications to services for Vendor’s other large customers or prospective large customers. Except as otherwise set forth in any statement of work, all work or materials, including any and all programs, derivative works, source code, object code, inventions, improvements, materials, documentation, techniques, methods and processes, which are created, made, prepared or developed by Vendor for Customer for a fee under a statement of work, but excluding any Excluded Inventions, will collectively be termed the “Work Product.” Any Work Product shall be deemed to be a “work made for hire” as defined in 17 U.S.C. §101 and §201(b), and all intellectual property rights related to such copyrightable Work Product, will be the sole and exclusive property of Customer. To the extent that any Work Product does not fall within the definition of a “work made for hire,” Vendor grants and assigns to Customer, without reservation, all of Vendor’s worldwide ownership rights, title and interest in and to all intellectual property rights in such Work Product. “Excluded Inventions” means any Vendor intellectual property existing prior to beginning work on any statement of work or any intellectual property that was developed entirely on Vendor’s own time and without the use of any Customer equipment, supplies, facilities or Confidential Information.

(f)
Pricing. Vendor agrees that, in the event that Customer elects to receive Custom Modifications, Optional Upgrades, Replacement Services or New Services, Vendor shall make such Services available to Customer at ***.

(iii)	Right of First Offer; Exclusivity; Discontinuance.

(a)
During the Term, in the event that Customer determines to engage a vendor to provide it with any Processing Service which is not a Service hereunder, Vendor shall have a right of first offer to provide such Processing Service to Customer. Customer shall provide a written notice to Vendor of the Processing Service it has determined to obtain. From and after the receipt of such notice and for *** days thereafter, Customer and Vendor shall negotiate in good faith the terms under which Vendor would provide such Processing Service to Customer and whether such Processing Service will be subject to the terms and conditions of this Agreement or if such Processing Service will instead be subject to the terms and conditions of a separate agreement. If Customer and Vendor agree that Vendor will provide such Processing Service to Customer, then the Processing Service, unless otherwise agreed by the Parties, will be considered a New Service subject to Section 2(ii)(d) hereof of this Agreement. In the event that Customer and Vendor are not able to come to mutually agreeable terms, Customer shall be permitted to obtain such Processing Service from a third party.

(b)
Unless the engagement of another provider for Core Services or performance by Customer itself of any Core Service is expressly permitted by the terms of this Agreement, Vendor shall be the exclusive provider of Core Services to Customer and each of its depository institution affiliates for so long as such Services are classified as Core Services hereunder. For avoidance of doubt, Customer is not subject to any exclusivity obligations to Vendor with respect to Non-Core Services, including, for such periods as they are designated as Non-Core Services, the Non-Core Services previously designated as Core Services.

(c)	Customer shall be permitted to discontinue the use of a Core Service, and cease paying any fees relating thereto, in the event that:

1.	Customer has replaced the discontinued Core Service with a Replacement Service in accordance with Section 2(ii)(b) hereof;

2.	Commencing on July 1, 2019, Customer no longer requires the Core Service due to market or product development obsolescence or due to general marketplace changes; or

3.	Commencing on July 1, 2019, Customer elects to discontinue receipt of a Core Service because it will no longer provide the services necessitating such Core Service to its customers.
In the case of 1, 2, and 3 above, Customer agrees that it shall not be permitted to obtain such Core Service from a third party and it shall not be permitted to provide such Core Service (or services similar to such Core Service) for itself.

(d)
Commencing on July 1, 2019, Customer shall be permitted to discontinue the use of a Core Service, cease paying any fees relating thereto, and receive such Core Service from another provider, to the extent (A) such Core Service has been deemed by an independent third-party reviewer (“Third-Party Reviewer”) to be substantially noncompetitive in quality, performance, or features with similar services available from other providers in the marketplace (an “Obsolete Service”) and (B) Vendor is unable to restore such Obsolete Service to be substantially competitive in quality, performance, and features with similar services available from other providers in accordance with this Section 2(iii)(d). In the event that a Third-Party Reviewer determines a Core Service is an Obsolete Service, Vendor shall (1) reimburse Customer for *** percent (***%) of all costs incurred by Customer in the engagement of the Third-Party Reviewer pursuant to this Section 2(iii)(d), and (2) have a period of *** days after receiving notice from Customer in which to deliver a plan to improve, change, or augment such Core Service to bring it on par with comparable market offerings (“Improvement Plan”); provided that the Improvement Plan shall set forth a date before which such improvements must take effect, and provided further that Customer shall be entitled to reject an Improvement Plan if the Third-Party Reviewer deems such Improvement Plan to be insufficient to restore such Core Service to be substantially competitive in quality, performance, or features with similar services available from other providers within a reasonable period of time. If Customer accepts the Improvement Plan, or the Third-Party Reviewer deems the Improvement Plan sufficient, and the Core Service improves prior to the applicable date set forth in the Improvement Plan such that the Service no longer qualifies as an Obsolete Service, then Customer’s right to discontinue receipt of such Core Service shall not apply for so long as the Service remains a non-Obsolete Service.
Prior to engaging a Third-Party Reviewer to review any Service, Customer shall provide Vendor with written notice identifying the Core Service about which Customer intends to invoke its rights under this Section.
Customer represents and warrants that there are no facts or circumstances of which Customer has knowledge that would indicate that any Core Service is an Obsolete Service as of the date hereof.

(e)	Cancellation Payments.

1.
No Discontinued Service Fee or Terminated Service Fee will be due if Customer discontinues Vendor’s provision of a Core Service pursuant to Sections 2(iii)(c)1 or 2(iii)(d). Additionally, no Terminated Service Fee or Discontinued Service Fee shall ever be due for termination or discontinuance of a Non-Core Service, and any such termination or discontinuance shall not be deemed a breach hereunder.

2.
In the event that Customer discontinues Vendor’s provision of a Core Service pursuant to Section 2(iii)(c)2 or Section 2(iii)(c)3 (each a “Discontinued Service”), Customer shall pay a cancellation fee to Vendor in respect of such Discontinued Service in an amount equal to the product of (x) and (y) (the “Discontinued Service Fee”), where (x) equals *** percent (***%) of the average amount of the monthly fees payable to Vendor (excluding third-party pass through expenses and interchange payable by Customer or Vendor) for such Discontinued Service for the *** calendar months prior to the effective date of the discontinuation of such Core Service (the “Discontinuance Look-back Period”), after giving effect to the *** percent (***%) credit described in Section 7(i)(a) for such months in the Discontinuance Look-back Period (provided, however, that in the event that the Parties have agreed to Revised Fees pursuant to Section 7(ii) hereof, the Parties shall give effect to the revised unit prices agreed to therein in lieu of the *** percent (***%) credit), if any, occurring prior to January 1, 2017, and (y) equals the number of months remaining in the Term as of the effective date of discontinuance of such Discontinued Service.

3.
Except as set forth in Section 2(iii)(f) or as otherwise set forth in this Section 2(iii)(e), in the event that Customer terminates Vendor’s provision of a Core Service for any reason (each a “Terminated Service”), Customer shall pay to Vendor in respect of such Terminated Service a cancellation fee in the amount of (x) multiplied by (y) multiplied by (z) (the “Terminated Service Fee”), where:

•
(x) equals the average amount of the monthly fees payable to Vendor (excluding third-party pass through expenses and interchange payable by Customer or Vendor) for such Terminated Service for the *** calendar months prior to the effective date of the discontinuation of such Core Service (the “Termination Look-back Period”), after giving effect to the *** percent (***%) credit described in Section 7(i)(a) for such months in the Termination Look-back Period (provided, however, that in the event that the Parties have agreed to Revised Fees pursuant to Section 7(ii) hereof, the Parties shall give effect to the revised unit prices agreed to therein in lieu of the *** percent (***%) credit), if any, occurring prior to January 1, 2017 (the “Termination Baseline Amount”);

•	(y) equals *** percent (***%) of the Termination Baseline Amount; and

•	(z) equals the number of calendar months remaining in the Term as of the effective date of the termination of such Core Service.

4.	Notwithstanding anything to the contrary in this Agreement:

(A)
If, at the time that Customer discontinues or terminates a Core Service such that the Core Service thereafter qualifies as a Discontinued Service or Terminated Service, the sum of the average amount of the monthly fees (excluding third party pass through expenses and interchange payable by Customer or Vendor) payable to Vendor for all New Services and/or Optional Upgrades, if any, for the *** calendar months prior to discontinuance of such Terminated Service or Discontinued Service (as the case may be) plus the average amount of monthly increase in fees paid to Vendor as a result of Customer’s election to receive Replacement Services or Optional Upgrades to Core Services (as compared to the fees Customer would have paid without electing to receive such Replacement Services or Optional Upgrades) for the *** calendar months prior to discontinuance of such Terminated Service or Discontinued Service (as the case may be) plus any Agreed Non-Organic Growth in Service Fees for the *** calendar months prior to discontinuance of such Terminated Service or Discontinued Service (as the case may be) exceeds the *** fees paid for all Discontinued Services and Terminated Services hereunder for the *** calendar months prior to the applicable date of discontinuance, then Customer shall owe Vendor *** Discontinued Service Fees or Termination Fees at such time; and

(B)
If, at the time that Customer discontinues or terminates a Core Service such that the Core Service thereafter qualifies as a Discontinued Service and/or Terminated Service, *** (excluding third party pass through expenses and interchange payable by Customer or Vendor) payable to Vendor for all New Services and/or Optional Upgrades, if any, for the *** calendar months prior to discontinuance of such Terminated Service or Discontinued Service (as the case may be) plus *** calendar months prior to discontinuance of such Terminated Service or Discontinued Service (as the case may be) plus *** calendar months prior to discontinuance of such Terminated Service or Discontinued Service (as the case may be) is less than the sum of the average amount of the monthly fees paid for all Discontinued Services and Terminated Services hereunder for the *** calendar months prior to the applicable date of discontinuance, then Customer shall pay Vendor an amount equal to (A) the difference between the two amounts multiplied by (B) *** percent (***%) for a Terminated Service or *** percent (***%) for a Discontinued Service multiplied by (C) the number of months remaining in the Term.

5.
Customer and Vendor recognize and agree that the Terminated Service Fees and Discontinued Service Fees provided for in this Section 2(iii)(e) do not constitute a penalty and are reasonable compensation proportionate to the costs and detriments incurred by Vendor in preparing to render a Service, foregoing other business opportunities, and undertaking the obligations of this Agreement in reliance on Customer’s promise of exclusivity (costs and detriments that are otherwise uncertain as to amount and the difficulty of providing proof). Customer’s sole obligation and liability to Vendor in connection with the discontinuance or termination of any Service shall be Customer’s payment of Terminated Service Fees and Discontinued Service Fees, if any.

6.
Any Terminated Service Fee or Discontinued Service Fee due hereunder shall be paid in two equal payments, one payment due promptly after Customer discontinues or terminates Vendor’s provision of a Core Service hereunder and one payment due on the one (1) year anniversary of the date that Customer discontinues or terminates Vendor’s provision of a Core Service hereunder.

(f)
Exceptions to Cancellation Payments. Notwithstanding anything in Section 2(iii)(e) to the contrary, Vendor agrees that Customer may obtain any Service provided under this Agreement from another provider (or Customer may perform such services for itself), without cost, penalty or the payment of any cancellation payment (including any Terminated Service Fee or Discontinued Service Fee) (i) in the event of a ***, but only for so long as *** (it being understood that upon the resolution of the ***, Vendor shall promptly recommence being Customer’s exclusive provider of the Services, and Vendor shall reimburse Customer for any documented reasonable out of pocket costs, including any applicable fee, penalty, and transition costs, which shall include, but are not limited to, any termination payment with the other service provider in connection with converting back to Vendor) or (ii) if Customer terminates this Agreement or the provision of an affected Service in accordance with Section 4(ii)(a) hereof. Notwithstanding anything in Section 2(iii)(e) to the contrary, an *** may obtain any Service provided under this Agreement from another provider pursuant to an ***, without cost, penalty or the payment of any cancellation payment by Customer or such ***, in accordance with and subject to *** hereof.

(g)
Aggregate Discontinuance Limitation; Termination. In the event Customer discontinues and/or terminates Services such that fees paid hereunder are, or Vendor reasonably anticipates based on fees paid for such Terminated Services or Discontinued Services for the *** month period immediately prior to such discontinuance or termination, that fees paid hereunder will be, less than $*** on an annualized basis, then (i) Customer shall cease to have the right to discontinue the use of Core Services pursuant to Section 2(iii)(c)2 and Section 2(iii)(c)3 hereunder, and (ii) Vendor shall have the right to terminate this Agreement (subject to Section 2(i)(e) and Section 4(v)) by providing *** days written notice of such termination to Customer. For the avoidance of doubt, in the event that the Services are discontinued or terminated by Vendor rather than Customer, then annualized fees referenced above shall be adjusted accordingly.

(iv)
Regional Servicing. Vendor shall maintain records and segregate the transactions and settlement provided for under this Agreement by geographic region, as described by Customer, using the acronyms for such geographic regions as agreed upon by Customer and Vendor.

(v)	Acquisition; Merger.

(a)
Upon Customer’s acquisition of a third party (the “Acquired Entity”) that is then subject to an effective services agreement (the “Existing Services Agreement”) with another entity pursuant to which such entity provides services substantially similar to the Services, Customer may, in its discretion and upon written notice to Vendor either (i) elect that such Acquired Entity will be entitled to the rights and subject to the obligations of this Agreement or (ii) elect to exclude such Acquired Entity from the rights and obligations of this Agreement, in which event the Acquired Entity’s performance under the Existing Services Agreement shall not be a breach of this Agreement. Customer shall not, and shall not permit an Acquired Entity to, extend the term of or renew any Existing Services Agreement and shall terminate, or cause an Acquired Entity to terminate, any Existing Services Agreement as soon as reasonably practicable if such termination may be accomplished without the payment of fees or the occurrence of any other monetary or material non-monetary penalty. Upon Customer’s acquisition of an Acquired Entity that is then subject to an Existing Services Agreement with another entity, the Acquired Entity shall be subject to the terms and conditions of this Agreement immediately following, and without further actions by the Parties, the expiration or termination of such Existing Services Agreement. If directed to do so by Vendor and if permitted by the terms of the Acquired Entity’s Existing Services Agreement, Customer will terminate the Existing Services Agreement and Vendor will pay any and all (unless Vendor and Customer mutually agree otherwise) termination, conversion, or other fees, costs, and expenses (including reasonable attorney’s fees and court costs) and assume any and all liabilities associated with such termination. Notwithstanding anything in this Section 2(v)(a) to the contrary, Customer shall have no obligation to terminate or decline to renew an Existing Services Agreement if Vendor is unable to perform for Customer and/or the Acquired Entity any material service provided by another service provider under such Existing Services Agreement.

(b)
Upon Customer’s acquisition of an Acquired Entity that is not then subject to an Existing Services Agreement with another entity, the Acquired Entity shall be entitled to the rights and subject to the obligations of this Agreement.

(c)
In the event Customer elects to convert an Acquired Entity to Vendor’s system and/or the Services, the Parties shall negotiate in good faith to allocate between the Parties any costs of such conversion. In the event Vendor requires that an Acquired Entity convert to Vendor’s system and/or the Services (including through any requirements set forth in this Agreement), such conversion shall be at no cost to Customer or the Acquired Entity unless otherwise agreed by Customer and Vendor. Vendor further agrees to afford and provide Customer with priority consideration and priority scheduling, at least as favorable as that generally provided to Vendor’s large customers, in the conversion of such Acquired Entity.

(d)
Not in limitation of the foregoing or anything else in this Agreement to the contrary, in the event Customer is acquired by an entity that is party to an agreement with a third party other than Vendor for the provision of services similar to the Services, then the terms of this Agreement shall remain in effect unless and until this Agreement expires or is otherwise terminated pursuant to the terms herein.

(vi)
Relationship Management. Each Party shall appoint a relationship manager with an appropriate level of experience and expertise whose primary professional responsibility will be to manage the administration of this Agreement and any Addenda by that Party and serve as the primary contact person for all matters arising under this Agreement. The relationship managers shall meet periodically but not less than monthly to discuss matters related to this Agreement including any service level or performance issues. Customer shall be entitled to participate in any committees or user groups of Vendor in which other comparable customers of Vendor are generally invited to participate.

(vii)
Subcontracting. Without limiting Vendor’s obligations hereunder, except for the Subcontractors providing Services as of the Execution Date (each, an “Existing Subcontractor”), which Existing Subcontractors are listed on Schedule 2.3(vii), no Subcontractor may (1) have direct interactions with Customer’s customers, (2) perform functions involving access to Nonpublic Personal Information (such activities being “Sensitive Services”), or (3) provide any other services materially impacting Vendor’s provision of Services to Customer without the prior written consent of Customer, such consent not to be unreasonably withheld, conditioned or delayed. It shall not be considered unreasonable for Customer to withhold its consent if (A) the use of Subcontractor could be reasonably expected to cause Customer to violate an Applicable Law or otherwise, in the good faith opinion of Customer, subject Customer to regulatory concern, criticism or action; (B) Customer has had a problem or terminated a relationship with the Subcontractor in the past; (C) the Subcontractor is a direct competitor of Customer; or (D) for reasons that indicate that such Subcontractor would be incapable of providing the Services being subcontracted to it. In the event Customer consents to a Subcontractor, Vendor’s written agreement with such Subcontractor shall include provisions that ensure that such Subcontractor has in place the technological, physical and organizational security safeguards to protect Confidential Information of Customer and customers of Customer against anticipated threats or hazards, loss, theft, unauthorized access, disclosure, copying use, modification, disposal and destruction of Confidential Information and will cause any Subcontractor to adhere to the requirements of this Agreement. Vendor agrees that its obligations hereunder are not relieved or diminished in the event of the errors or omissions of a Subcontractor and that Vendor is responsible for the performance, acts and omissions of any Subcontractor. Except for Existing Subcontractors, no Sensitive Services will be performed outside the United States (including by any Subcontractors) without the express and prior written consent of Customer, which consent shall not be unreasonably withheld or delayed, giving consideration to the diligence requirements of Customer as a regulated entity.

3.	Title to the Services.

Except as otherwise specifically set forth in this Agreement, Customer agrees it is acquiring only a limited, nontransferable, non-sublicensable, nonexclusive right to use the Services. Except as otherwise provided herein, Vendor shall at all times retain exclusive title to the Services, including without limitation, any Vendor Confidential Information related to the Services and, except as otherwise provided in this Agreement, all developments in connection with providing the Services or during the term of this Agreement. Notwithstanding the foregoing, Vendor obtains no right, title or interest in or to (i) Customer Confidential Information provided by Customer or otherwise received by Vendor in connection with performance of the Services or (ii) data of Customer or Customer’s customers. Vendor represents, warrants and covenants that, to its knowledge, the Services and any related materials, product, content, software and any Confidential Information supplied by Vendor do not infringe upon any patent, copyright, trademark or other proprietary information or intellectual property right of any third person.

4.	Termination by Customer.

(i)
Correcting Defects. In addition to all of Customer’s other rights and remedies under this Agreement, in the event that any materials or Services furnished by Vendor are inaccurate, incomplete, or incorrect in a manner that is not material to Vendor’s performance or Customer’s use of any Services (collectively a “Defect”), Vendor will use commercially reasonable efforts to correct the Defect (whether by reprocessing or re-performance of such Services including any data recovery until they are complete, accurate and correct, including any adjustments required thereby) or, if Vendor is unable to correct the Defect using commercially reasonable efforts, then Vendor shall effect an equitable reduction of the price paid or payable for the Services to which such Defect relates. Vendor shall bear all costs associated with correction or equitable reduction related to a Defect.

(ii)	Material Breach.

(a)
In the event Customer reasonably believes that Vendor has materially breached its obligations under this Agreement or otherwise fails to perform any term, condition or obligation hereunder (including any Addenda) in a manner that has resulted or could reasonably be expected to result in a material adverse impact or effect on Customer or Customer’s use of or benefit from the Services, Customer may provide to Vendor a written notice specifically describing the nature of such breach or failure and the approximate date on which Vendor breached the Agreement or failed to so provide the Service or comply with such other term, condition or obligation. Upon receipt of such notice, Vendor shall have a period of *** days after receiving notice from Customer in which to cure such breach or failure or to deliver a plan to cure such breach or failure (“Remediation Plan”); provided that the Remediation Plan shall set forth a date before which such cure must take effect, such date not to be more than *** days from the date of Vendor’s receipt of notice of such breach, and provided further that Customer has *** days after receipt of the Remediation Plan to accept or reject the Remediation Plan and terminate this Agreement or the affected Services in Customer’s sole discretion, without liability or expense for Customer, in the event that the breach or failure has caused such a material adverse impact or effect or Customer reasonably believes that the cure cannot be implemented before the date that such material adverse impact or effect would reasonably be expected to occur. In all other instances, Vendor shall have until the date set forth in the Remediation Plan to cure such breach or failure. If Vendor fails to cure the breach or failure within the time period set forth in the Remediation Plan, Customer shall have a right to terminate this Agreement or the affected Services, in Customer’s sole discretion, without liability or expense for Customer relating to such termination. Notwithstanding anything in this Agreement to the contrary, it shall be a material breach of this Agreement if Vendor fails to complete a significant amount of settlement, either in a single instance or in the aggregate, such that, in Customer’s commercially reasonable opinion, Customer is likely to suffer significant adverse financial or regulatory consequences as a result of such failure. Upon receipt of notice of Customer’s intent to terminate for such settlement failure, Vendor shall have a period of *** days in which to cure such failure. If Vendor fails to cure the failure within such *** day period, Customer shall have the right to suspend or terminate this Agreement or the affected Services immediately.

(b)
Upon a termination by Customer pursuant to this Section 4(ii), Vendor shall be liable to Customer for the damages incurred by Customer as a result of Vendor's breach or nonperformance (including any costs or damages incurred by Customer in obtaining replacement services from another provider); provided, however, that such damages shall be subject to the limit on liability set forth in, and the other applicable provisions of, Section 10.

(c)
The effective date of any termination pursuant to this Section 4(ii) shall be on such date as Customer may elect, in Customer’s sole discretion, which date shall be communicated to Vendor in a notice of termination.

(iii)
Excused or Delayed Performance. Neither Party shall be deemed to be in default under this Agreement nor liable for any delay or loss in the performance, failure to perform, or interruption of any Services to the extent resulting from: errors in data provided by Customer (in the case of Vendor’s performance), fire or other casualty, governmental orders, acts of civil or military authority, national emergencies, acts of God, war, riots, acts of terrorism or any other cause, whether similar or dissimilar to the foregoing, beyond the commercially reasonable control and expectation of the non-performing Party (any such event, a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the Party suffering such event shall immediately notify the other Party of the cause and anticipated duration of such Force Majeure Event, and performance by the non-performing Party shall be excused until the Force Majeure Event has ceased and the non-performing Party has had a reasonable time to again perform under the Agreement. In such event, Customer may obtain substitute services for the duration of such event as set forth in Section 2. For the avoidance of doubt, this Section 4(iii) shall be subject to, and shall not in any way limit or reduce, Vendor’s obligations under Section *** of this Agreement.

(iv)
Insolvency of Vendor. In the event that Vendor becomes subject to any voluntary or involuntary bankruptcy, insolvency, reorganization or liquidation or similar proceeding, a receiver or conservator is appointed for Vendor if such appointment is not vacated or stayed, or within *** days after the expiration of any such stay, if such appointment is not vacated, or Vendor makes an assignment for benefit of creditors, or admits its inability to pay its debts as they come due, Customer shall have the right to immediately terminate this Agreement upon written notice to Vendor.

(v)
Transition/Conversion. In connection with the termination or expiration of this Agreement for any reason, Vendor and Customer will each assist the other in any orderly termination of this Agreement and the transfer of all data and information, assets, tangible or intangible, as may be necessary for the orderly conversion of Customer from Vendor and as further described in the process for deconversion as agreed to by the Parties in the List of Services. Notwithstanding anything to the contrary contained herein, in the event of the termination, expiration or non-renewal of this Agreement (other than a termination by Vendor as a result of Customer’s failure to pay undisputed fees due to Vendor hereunder, which conversion shall be governed by Section 2(i)(e)), upon the written request of Customer, Vendor shall continue to provide the Services to Customer under the same terms and conditions described in this Agreement and any applicable Addenda for up to *** months, commencing on the date of termination or expiration of this Agreement (the “Transition Assistance Period”). Termination of this Agreement by Customer shall not relieve Vendor from any liability or obligation to Customer arising prior to such termination, subject to the limitations on liability in this Agreement generally. Customer shall pay Vendor for any deconversion services described in this Agreement or the process for deconversion as agreed to by the Parties in the List of Services at the rate of $*** per hour and shall reimburse Vendor for Vendor’s reasonable out-of-pocket expenses associated with such deconversion services; provided, however, that Customer shall not be obligated to pay Vendor any amounts for deconversion services described in this Agreement or the process for deconversion as agreed to by the Parties in the List of Services if Customer has terminated this Agreement pursuant to Section 4(ii) hereof. In the event that Vendor provides Services pursuant to Section 2(i)(e) or this Section 4(v) after the expiration of the Term (the Parties agreeing that the Term does not include the Transition Assistance Period) or if this Agreement is terminated pursuant to Section 2(iii)(g), then (i) the fees for such Services for the *** month period following the expiration of the Term (or the termination of this Agreement, as applicable) shall be at *** percent (***%) of the fees being charged at the end of the Term (or as of the termination of this Agreement, as applicable) and (ii) the fees shall be increased by *** percent (***%) on each and every *** month anniversary of the end of the Term (or termination of this Agreement, as applicable) thereafter.

5.	Termination by Vendor.

(i)
Default by Customer. Customer shall be in default under this Agreement upon the occurrence of any of the following events (each, an “Event of Default”), and upon such occurrence, subject to Section 2(i)(e) hereof, Vendor may at any time thereafter, terminate this Agreement as described below.

(a)
In the event that Customer becomes subject to any voluntary or involuntary bankruptcy, insolvency, reorganization or liquidation or similar proceeding, a receiver is appointed for Customer (or any direct or indirect parent company thereof), if such appointment is not vacated or stayed, or within *** days after the expiration of any such stay, if such appointment is not vacated, or Customer (or any direct or indirect parent company thereof) makes an assignment for benefit of creditors, or admits its inability to pay its debts as they come due, Vendor shall have the right to immediately terminate this Agreement upon written notice to Customer.

(b)
In the event Customer is in material default of any terms or conditions of this Agreement or any Addendum, Vendor shall provide written notice thereof to Customer describing such default or violation. Upon receipt of such notice, Customer shall have *** days to cure such default or violation that has occurred, or such longer time as mutually agreed upon by the Parties provided that if such default or violation cannot reasonably be cured within such period of time and so long as Customer is acting reasonably diligently to cure such default or violation, then Customer shall have up to *** additional days following the expiration of such initial *** day cure period, to cure such default or violation. In the event Customer fails to cure such default or violation within such time, Vendor shall have a right to terminate this Agreement effective upon not less than *** days prior written notice to Customer. Notwithstanding the foregoing, Vendor shall not be obligated to provide any written notice of, nor provide Customer with an opportunity to cure, a default of Customer’s payment obligations as set forth in Section 7 hereof.

(ii)
Termination. Termination of this Agreement by Vendor as provided in Section 5(i) above shall not relieve Customer from any liability or obligation to Vendor arising prior to such termination, subject to the limitations of liability in this Agreement generally.

(iii)
Upon the occurrence of an Event of Default, and termination of this Agreement as a result thereof, Customer shall pay to Vendor liquidated damages in the amount of (x) multiplied by (y) multiplied by (z), where:

▪
(x) equals the average amount of the monthly fees payable to Vendor (excluding third-party pass through expenses and interchange payable by Customer or Vendor) for Core Services for the *** calendar months prior to the effective date of termination of this Agreement (the “Event of Default Look-back Period”), after giving effect to the *** percent (***%) credit described in Section 7(i)(a) for such months in the Event of Default Look-back Period (provided, however, that in the event that the Parties have agreed to Revised Fees pursuant to Section 7(ii) hereof, the Parties shall give effect to the revised unit prices agreed to therein in lieu of the *** percent (***%) credit), if any, occurring prior to January 1, 2017 (the “Event of Default Baseline Amount”);

▪	(y) equals *** percent (***%) of the Event of Default Baseline Amount; and

▪	(z) equals the number of calendar months remaining in the Term as of the effective date of the termination of this Agreement.

(iv)
Customer and Vendor recognize and agree that the liquidated damages described in Section 5(iii) do not constitute a penalty and are reasonable in proportion to the probable damages likely to be sustained in the event of any such breach in view of the uncertainty and difficulty of predicting the amount of any actual damages, Vendor foregoing other business opportunities, and Vendor undertaking the obligations of this Agreement in reliance on Customer’s agreement to perform its obligations hereunder. All such amounts shall be due and payable by Customer on the effective date of termination notwithstanding that the Vendor may continue to provide services to the Customer for a limited period thereafter as contemplated by Section 4(v) or any Addendum, and Customer’s payment of liquidated damages shall be Customer’s sole obligation and liability to Vendor in connection with any early termination of this Agreement. For the avoidance of doubt, in the event Customer becomes liable to Vendor for liquidated damages under Section 5(iii) hereof, Customer shall not thereafter be liable to Vendor for any Discontinued Service Fee or Terminated Service Fee.

6.
Independent Contractor. Vendor shall perform the Services as an independent contractor, and nothing contained herein shall be deemed to create any partnership, joint venture, or relationship of principal and agent between the Parties hereto or any of their subsidiaries, or to provide either Party with any right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other Party. Vendor shall pay all taxes on its employees, on its assets, income or other taxes to Vendor applicable under the law. Each Party shall bear all liability with respect to its employees or subcontractors it may engage, and such Parties will not be deemed third-party beneficiaries of this Agreement.

7.	Fees and Payments.

(i)	Customer shall pay to Vendor for the Services performed as follows:

(a)
Effective July 1, 2016 until December 31, 2016, the fees and expenses shall be as agreed to between the Parties pursuant to the List of Services (the “2016 Fees”), provided, however, that each monthly invoice will include a credit equal to *** percent (***%) of the amount invoiced for such month for Services (excluding, for the avoidance of doubt, the fees charged for any Optional Upgrades or New Services and any third-party pass through expenses and interchange payable by Customer or Vendor); and

(b)	Subject to Section 7(ii) below, commencing January 1, 2017 and until the end of the Term, the fees and expenses shall be the Revised Fees (as hereinafter defined).

(ii)
The Parties agree to negotiate in good faith revised fees to take effect on January 1, 2017, (the “Revised Fees”) which the Parties agree will result in a *** percent (***%) *** in the unit prices of the 2016 Fees. In the event that the Parties are unable to agree to the terms of the Revised Fees on or before January 1, 2017, then Customer shall continue to pay for the Services pursuant to Section 7(i)(a) until such time that the Parties reach agreement on the Revised Fees.

(iii)
The fees payable by Customer shall be described on Vendor’s Services invoices (each, a “Services Invoice”). From the Execution Date through June 30, 2019, Vendor shall provide preliminary invoices to Customer on or before the second, third and fourth business days of each calendar month in connection with Customer’s monthly financial accounting process, as well as a final preliminary invoice on or before the *** business day of the calendar month. The Parties agree that no later than Company’s February 2017 Service Invoice date, all Services Invoices are to be submitted electronically through Customer’s Procure to Pay system (“P2P Invoicing System”). Services Invoices submitted through the P2P Invoicing System shall be provided in accordance with and subject to the service level standards provided in the Service Levels to the List of Services. From July 1, 2019 through the end of the Term, each Services Invoice shall be issued monthly for Services rendered during the prior month and shall be submitted electronically through the P2P Invoicing System no later than the *** day of each calendar month. Payment of the undisputed amounts reflected on each Services Invoice shall be due within *** days of Customer’s receipt of the Services Invoice. Each Services Invoice shall provide detail and backup in a manner sufficient to permit Customer to determine the accuracy and validity of the billing, including but not limited to the following classifications: service code, unit price, volume, description, ACRO, and extended price. Customer may request, and Vendor will provide, reasonable additional information to support the fees and expenses reflected in any Services Invoice.

(iv)
Customer shall initiate payment for the amount of each Services Invoice via electronic payment method as determined by Customer. Customer shall have the right to dispute the fees listed in any Services Invoice pursuant to the dispute resolution procedures set forth in Section 17 hereof, provided that notice of such dispute is given to Vendor within *** months after Customer’s receipt of such Services Invoice.

(v)
Customer shall be entitled to $*** in annual program development credits; provided, however, that (i) up to $*** of unused program development credits shall be rolled over from prior years (and have no impact on Customer program development credits for the current year) and (ii) any unused program development credits in excess of $*** shall be forfeited and not roll over for Customer’s use the following year.

(vi)
The Parties further agree and acknowledge, for the avoidance of doubt, that, effective January 1, 2016, Vendor shall have no right to effect Consumer Price Index (CPI) adjustments to the fees charged to Customer for Services.

8.	Customer's Representations and Covenants.
Customer represents and warrants to Vendor:

(i)	That it will comply, and will cause its employees and agents and affiliate financial institutions, to comply, with all the terms of this Agreement and any Addendum, including any amendments thereto.

(ii)
That each financial institution owned by Customer is a state and/or federally chartered financial institution licensed to do business in all applicable jurisdictions in which it conducts business, and that it will comply in all material respects with all Applicable Laws applicable to its business operations except to the extent that a failure to comply with Applicable Laws could not reasonably be expected to adversely affect Customer’s performance under this Agreement. Customer shall notify Vendor within *** days of any change in Customer’s name, principal location or state and/or federal charter.

(iii)
That it will be responsible for the quality, accuracy, and adequacy of all information supplied to Vendor to be input into Vendor's system or otherwise provided to Vendor hereunder, and that it will establish and maintain adequate audit controls to monitor the quality and delivery of such data.

(iv)
That it will review all reports made available to Customer. Customer's failure to reject any settlement oriented report within *** business days of its receipt or any other report within *** days of its receipt shall constitute acceptance of the report, subject to Customer’s audit rights. Any such acceptance does not waive any rights of Customer in the event the Services were performed inaccurately or incorrectly or such reports contain errors that were caused by Vendor.

(v)
That, except as otherwise provided in this Agreement, it shall solely be responsible for its record-keeping as may be required of it under Applicable Laws. Notwithstanding the foregoing or any provision of the Risk Standards, Vendor shall not be obligated to retain any reports provided to Customer for a period beyond *** years after delivery, or availability as the case may be, of the report to Customer. Certain historical transaction records will be retained by Vendor, to the extent and for such time required by any Applicable Laws applicable to Vendor or required of Vendor by a Card Association, and may be provided to Customer upon request at Vendor’s then standard fees.

(vi)
To the extent Customer provides software, data or other information to Vendor for Vendor's use in performing its obligations under the Agreement, Customer has the right to do so and, to Customer’s knowledge, Vendor's use of such software, data or other information in the course of providing the Services will not infringe upon, constitute or result in a misappropriation of, or otherwise violate the proprietary information, intellectual property or other rights of any other person.

9.	Vendor Representations and Covenants.
Vendor represents and warrants to Customer:

(i)
That all Services will be provided by competent professionals with the requisite skills to perform the Services, and that all Services and any deliverables, creative works, software programming, documentation, code, data, reports, studies, or other materials, methods, or procedures undertaken by Vendor pursuant to this Agreement will substantially conform in all material respects to the relevant requirements of this Agreement (including any Addenda hereto).

(ii)	That it maintains insurance covering the performance of the Services to Customer as outlined in the Risk Standards.

(iii)	That it will comply, and cause its employees and agents to comply, with all the terms of this Agreement and any Addendum, including any amendments thereto.

(iv)
That Vendor is licensed to do business in all applicable jurisdictions in which it conducts business, and that it will comply with all Applicable Laws relevant to the provision of the Services. Vendor will notify Customer within *** days of any change in Vendor’s name or principal location.

(v)
That Vendor has the corporate power and authority to conduct its business as it is now being conducted and to enter into this Agreement and Addenda pursuant hereto and to provide the Services and carry out its obligations hereunder including having all systems, facilities and personnel required for that purpose.

(vi)
That Vendor will perform the Services in accordance with Applicable Laws, Card Association Rules and the service standards specified in any Addenda. The contents of all reports provided to Customer shall be complete and correct in all material respects.

(vii)
That, to Vendor’s knowledge, Vendor owns or otherwise has the rights to license any software, materials, programs, or other property to Customer used by Vendor in the performance of the Services under this Agreement and further that any Services shall not violate or infringe upon the copyright, trademark, patent, trade secret or other intellectual property right of a third party.

(viii)	That Vendor is and shall remain throughout the Term compliant with all applicable PCI Requirements, relevant Card Association Rules, and Applicable Laws.

(ix)
That Vendor shall provide Customer with copies of its then-current Documentation, and when applicable, from time-to-time, provide Customer with updates to such Documentation if and when the Services are modified. Vendor covenants that the Documentation is complete and detailed in all respects and describes the use, operation, functions, and performance of the Services and corresponds to the current version of the Services provided to Customer.

10.	Limits on Liability; Indemnification.

(i)
Limits on Liability. EXCEPT THOSE EXPRESS WARRANTIES MADE IN THIS AGREEMENT, VENDOR DISCLAIMS ALL WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Neither Party shall be liable to the other Party under this Agreement for any incidental, special, consequential or punitive damages suffered by the other Party, its customers or any third party in connection with the Services provided hereunder. Subject to subsection (ii) below, neither Party’s liability hereunder shall exceed (x) $*** per event giving rise to the liability, or (y) $*** in the aggregate for all events giving rise to liability (each of (x) and (y), the “Monetary Cap”).

(ii)
The Monetary Cap and other limitations on liabilities set forth herein shall not be applicable to a Party’s liability caused by or resulting from (i) a Party’s gross negligence or willful misconduct or material violation of Applicable Laws; (ii) Vendor’s failure, loss or incorrect settlement of funds; (iii) a Party’s breach of any intellectual property representation, warranty or covenant in this Agreement; (iv) a Party’s breach of the confidentiality provisions set forth in the Risk Standards, including any Exhibit thereto and any Addenda thereto; (v) a Party’s indemnification obligations hereunder; (vi) fines or penalties assessed against a Party due to the other Party’s material breach of Card Association Rules relevant to Customer or Vendor or the Services; (vii) the occurrence of a Data Compromise Event; (viii) Vendor’s right to receive liquidated damages pursuant to Section 5(iii); or (ix) any unpaid Terminated Service Fees or Discontinued Service Fees owed by Customer pursuant to Section 2(iii)(e). No cause of action, regardless of form, shall be brought by either Party under this Agreement more than 1 year after the cause of action arose.

(iii)
Vendor’s Indemnification of Customer Indemnified Parties. Vendor will indemnify, defend and hold Customer, its directors, officers, employees, affiliates and agents (each a “Customer Indemnified Party”), harmless from and against any proceedings, claims, liabilities, losses, damages, fees, fines, penalties and expenses whatsoever (including reasonable legal and accounting fees and expenses) arising out of or in connection with claims brought by third parties against any Customer Indemnified Party to the extent such claims are attributable to Vendor’s breach or nonperformance of any provision of this Agreement except, however, to the extent such is due to the negligence, gross negligence, willful misconduct or breach of this Agreement by Customer. Vendor also will indemnify, defend and hold harmless each Customer Indemnified Party from and against any and all claims, allegations, suits, damages, losses, expenses, costs, including reasonable attorneys’ fees, as incurred, or amounts payable under any judgment, verdict, court order or court settlement resulting from the infringement or misappropriation, or alleged infringement or alleged misappropriation, of any third party intellectual property or other rights to the extent that such infringement or misappropriation is attributable to or arises out of the Services or any software, code or other materials provided by Vendor in connection herewith. Should any Services supplied by Vendor and used by Customer infringe or misappropriate third-party intellectual property or other rights, Vendor will provide to Customer at no additional cost to Customer and in Vendor’s discretion either: (i) the right to continue using the Services or (ii) a non-infringing equivalent replacement or modification acceptable to Customer.

(iv)
Customer’s Indemnification of Vendor. Customer will indemnify, defend and hold Vendor, and its directors, officers, employees, affiliates and agents (each, a “Vendor Indemnified Party”), harmless from all proceedings, claims, liabilities and expenses whatsoever (including reasonable legal and accounting fees and expenses) arising out of or in connection with claims brought by third parties against a Vendor Indemnified Party to the extent such third-party claims are attributable to Customer’s breach or nonperformance of any provision of this Agreement except, however, to the extent such is due to the negligence, gross negligence, willful misconduct of or the breach of this Agreement by Vendor or any of its affiliates.

(v)	Indemnification Procedures. With respect to a Party’s indemnification obligations hereunder, the following procedures shall apply:

(a)
Notice. Promptly after receipt by any indemnified Party (“Indemnified Party”) of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the Indemnified Party will seek indemnification pursuant to this Agreement, the Indemnified Party shall notify the other Party (“Indemnifying Party”) of such claim. No delay or failure to so notify an Indemnifying Party shall relieve it of its obligations under this Agreement except to the extent that such Indemnifying Party has suffered actual prejudice by such delay or failure. Within *** days following receipt of notice from the Indemnified Party relating to any claim, but no later than *** days before the date on which any response to a complaint or summons is due, the Indemnifying Party shall notify the Indemnified Party that the Indemnifying Party elects to assume control of the defense and settlement of that claim (a “Notice of Election”), and whether the Indemnifying Party seeks contribution from the Indemnified Party for a portion of the claim.

(b)
Procedures Following Notice of Election. If the Indemnifying Party delivers a Notice of Election within the required notice period, the Indemnifying Party shall assume control (subject to Indemnified Party’s right to participate at its own expense) over the defense and settlement of the claim; provided, however, that: (i) the Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense; and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim asserting any liability against the Indemnified Party or imposing any obligations or restrictions on the Indemnified Party or ceasing to defend against such claim. The Indemnifying Party shall not be liable for any legal defense fees or expenses incurred by the Indemnified Party following the delivery of a Notice of Election; provided, however, that: (A) the Indemnified Party shall be entitled to employ counsel at its own expense to participate in the handling of the claim; and (B) the Indemnifying Party shall pay the fees and expenses associated with such counsel if, in the reasonable judgment of the Indemnified Party, based on an opinion of counsel, there is a conflict of interest with respect to such claim or if the Indemnifying Party has requested the assistance of the Indemnified Party in the defense of the claim or if the Indemnifying Party has failed to defend the claim diligently. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any claim if: (x) the Indemnifying Party has delivered timely Notice of Election and such amount was agreed to without the written consent of the Indemnifying Party; (y) the Indemnified Party has not provided the Indemnifying Party with notice of such claim and a reasonable opportunity to respond thereto; or (z) the time period within which to deliver Notice of Election has not yet expired.

(c)
Procedure Where No Notice of Election Is Delivered. If the Indemnifying Party does not deliver a Notice of Election relating to any claim within the required notice period, the Indemnified Party shall have the rights to defend the claim in such manner as it may deem appropriate. The Indemnifying Party shall promptly reimburse the Indemnified Party for all reasonable costs and expenses incurred by Indemnified Party, including attorneys’ fees, as incurred.

(vi)
Miscellaneous. Customer acknowledges that Vendor shall not be responsible for the accuracy or adequacy of any information provided by Customer to Vendor; nor shall Vendor be liable for any damage, loss or liability whatsoever resulting to Customer or its customers to the extent such damage, loss or liability is attributable to the inaccuracy or inadequacy of such information.

11.
Term. This Agreement shall become effective, without further action, as of the Execution Date and shall remain in effect through December 31, 2024 (the “Term”), unless this Agreement or any Addendum hereto is earlier terminated in accordance with this Agreement or any Addendum.

12.	***

13.
Violation of Applicable Laws and Regulations. Vendor may cease providing any Service if such Service, in Vendor's reasonable opinion, violates any Applicable Law and cannot be modified or updated in such a way as to avoid violating Applicable Laws; provided that such opinion is provided by a nationally recognized independent law firm. Customer may discontinue its receipt of any Service if such Service, in Customer’s reasonable opinion, violates any Applicable Law and cannot be modified or updated in such a way as to avoid violating Applicable Laws; provided that such opinion is provided by a nationally recognized independent law firm.

14.	Intentionally Omitted.

15.
Taxes. Any sales, use, excise or other taxes (other than Vendor's income taxes or such other taxes which are the responsibility of Vendor such as those with respect to Vendor’s employees or real estate for example) payable in connection with or attributable to the Services shall be paid by Customer in accordance with Section 7.

16.
Successors; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, transferees and assignees. Neither this Agreement nor any interest herein may assigned by either Customer or Vendor, in whole or in part, without the prior written consent of the other Party.

17.
Informal Dispute Resolution. The following procedure will be adhered to in all disputes between Vendor and Customer arising under and during the term of this Agreement that Vendor and Customer cannot resolve informally through the Party’s relationship managers. In the event of any dispute, controversy or claim arising under or in connection with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement) (collectively a “Dispute”), then upon the written request of either Party, each of the Parties will appoint a designated senior business executive whose task it will be to meet for the purpose of endeavoring to resolve the Dispute. The designated executives will meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. Such executives will discuss the Dispute and will negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto. The specific format for such discussions will be left to the discretion of the designated executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party. No Party may initiate litigation proceedings (excluding those for injunctive or equitable relief) until the earlier to occur of (a) a conclusion by either Party in writing to the other Party that an amicable resolution through continued negotiation of the matter in issue does not appear likely or that continued negotiation would result in financial or legal prejudice to the Party; or, (b) the 60th calendar day after the initial request to negotiate the Dispute. All negotiations shall be confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence.

18.
Entire Agreement. This Agreement (including all exhibits and Addenda hereto and all documents and materials referenced herein) supersedes any and all other agreements, oral or written, between the Parties hereto with respect to the subject matter hereof, and contains the entire agreement between such Parties with respect to the transactions contemplated hereunder.

19.
Notices. All notices, demands, and other communications hereunder shall be in writing and shall be delivered (i) in person, (ii) by United States mail, certified or registered, with return receipt requested, (iii) by national overnight courier with record of successful delivery retained (e.g., FedEx), or (iv) by email with confirmation, as follows:

If to Vendor: Vantiv, LLC 8500 Governor’s Hill Drive Maildrop 1GH1Y1 Cincinnati, OH 45249-1384 Email: Ned.Greene@vantiv.com and Jared.Warner@vantiv.com Attn: General Counsel/Legal Department	If to Customer: Fifth Third Bank 38 Fountain Square Plaza Maildrop 10907E Cincinnati, OH 45263 Email: Attn: Executive Vice President
With a copy to: Benesch, Friedlander, Coplan & Aronoff LLP 200 Public Square, Suite 2300 Cleveland, Ohio 44114-2578 Email:speppard@beneschlaw.com Attention: Sean T. Peppard, Esq.	With a copy to: General Counsel of Customer at the same address.
The Persons or addresses to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this Section 19. Any notice, demand or other communication given pursuant to the provisions of (a) Section 19(ii) shall be deemed to have been given on the earlier of the date actually delivered or five (5) days following the date deposited in the United States mail, properly addressed, postage prepaid, as the case may be, (b) Section 19(iii) shall be deemed to have been given one (1) business day after being sent by such overnight courier, and (c) Section 19(iv) shall be deemed to have been given on the date of electronic confirmation of receipt.

20.
Waiver. If either Party waives in writing an unsatisfied condition, representation, warranty, undertaking or agreement (or portion thereof) set forth herein, the waiving Party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any damages, claims, losses, liabilities or expenses, including, without limitation, legal and other expenses, from the other Party in respect of the matter or matters so waived. Except as otherwise specifically provided for in this Agreement or any Addendum, the failure of any Party to promptly enforce its rights herein shall not be construed to be a waiver of such rights unless agreed to in writing. Any rights and remedies specifically provided for in any Addendum are in addition to those rights and remedies set forth in this Agreement.

21.	Headings. The headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision of this Agreement.

22.
Severability. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

23.
No Third-Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by, Vendor and Customer and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

24.
Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio. The Parties hereby consent to service of process, personal jurisdiction, and venue in the state and federal courts in Cincinnati, Ohio or Hamilton County, Ohio, and select such courts as the exclusive forum with respect to any action or proceeding brought to enforce any liability or obligation under this Agreement. Each of Vendor and Customer hereby irrevocably agrees to waive any right to a trial by jury in any claim or cause of action arising out of or related to this Agreement.

25.
Authorization. Each of the Parties hereto represents and warrants on behalf of itself that it has full power and authority to enter into this Agreement; that the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or partnership or other appropriate authorizing actions; that the execution, delivery and performance of this Agreement will not contravene any applicable by law, corporate charter, partnership or joint venture agreement, Applicable Law, regulation, order or judgment; and, that this Agreement is valid and enforceable in accordance with its terms. Customer further represents and warrants that execution, delivery and performance of this Agreement will not contravene any provision or constitute a default under any other agreement, license or contract which it or its financial institution affiliates are bound.

26.
Counterparts. This Agreement may be executed and delivered in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Each Party agrees that scanned or facsimile signatures will have the same legal effect as original signatures and may be used as evidence of execution.

27.
Survival. The Vendor and Customer agree that the terms of Sections 1, 2(i)(e), 2(ii)(e), 2(vii) (with respect to Subcontractors’ required compliance with certain requirements of the Agreement and Vendor’s liability therefor), 3, 4(ii)(c), 4(v), 5(ii), 5(iii), 5(iv), 7(iv), 10, 16, 17 - 24, 27, 33, 34 and 35 shall survive the termination of this Agreement, as well as any obligations accrued but not yet satisfied as of the termination or expiration of this Agreement.

28.
Background Checks. Vendor shall be responsible, at its sole cost and expense, for conducting a social security number trace and full felony and misdemeanor criminal background check on any and all employees, representatives or agents that Vendor intends to perform the Services hereunder. Such background checks shall cover a period of not less than *** years prior to date the background check is initiated and shall cover all counties identified by the social security trace. Vendor agrees that in the event the criminal background check reveals any criminal offense involving dishonesty, theft or money laundering, or the illegal manufacture, sale, distribution of or trafficking in controlled substances, then the individual is not permitted to work, directly or indirectly, on the Customer’s account and Vendor shall provide Customer with another employee or personnel that passes the background screening at no additional cost to Customer. Vendor further agrees to perform additional requirements, including finger printing, drug testing and credit checks as may be set forth in this Agreement or any Addenda or amendment hereto.

29.
Publicity. Except as may be required by Applicable Law or with prior written consent of the other Party, it is agreed that the neither Party shall have the right to disclose the other Party’s name as a customer or vendor or to use the other Party’s name and/or logo publicly.

30.
Unfair, Deceptive or Abusive Acts or Practices. Vendor will comply with all applicable federal, state and local consumer financial laws, regulations, rules and orders. Such authorities are incorporated herein by reference. Vendor will not engage in any unfair, deceptive or abusive acts or practices as defined by federal, state and local consumer financial law. If Customer reasonably believes that Vendor is engaging in unfair, deceptive or abusive acts or practices, Customer has the right to immediately terminate this Agreement for cause, or in the alternative, demand Vendor terminate such practices immediately, which right shall be reasonably exercised by Customer. If Vendor is found to have engaged in unfair, deceptive or abusive acts or practices, Vendor shall fully indemnify Customer for any liability, costs, fines or damages arising out of such acts or practices in accordance with Section 10 hereof.

31.	Amendments. This Agreement and any Addendum shall only be modified or amended by an instrument in writing signed by each Party hereto.

32.	Audit Procedures.

(i)
In addition to any other rights provided in this Agreement, Customer shall have the right and access to, upon no less than *** days’ advance written notice, conduct financial, operational and technical audits of Vendor to verify compliance with (a) the terms and conditions of this Agreement and any and all statements of work, the List of Services or schedules to the Agreement, (b) the accuracy of charges invoiced by Vendor (and, if applicable, documentation of pass through costs from its Subcontractors) and (c) Vendor’s performance of the Services (each such audit, an “Audit”); provided, however, that Customer may not exercise its Audit rights more than one (1) time in any *** month period, but provided further that, Customer may exercise its Audit rights more frequently in the event that Customer has identified Vendor’s meaningful non-compliance with this Agreement, or if Customer reasonably believes that Vendor is not in meaningful compliance with this Agreement; provided, however, that any audit rights in addition to the annual audit right described above shall be limited to the subject area of Vendor’s meaningful non-compliance (or the subject area that Customer reasonably believes that Vendor is not in meaningful compliance). For purposes of clarity, a “Due Diligence Review” of Vendor or Vendor’s Subcontractors is not considered an “Audit” for purposes of the Audit frequency limitation set forth in this Section 32(i). For purposes of this Section 32, “Due Diligence Review” means ongoing and routine operational reviews, regular and reoccurring oversight and monitoring processes, and risk management assessments. In performing any Audit, Customer and its Auditor (defined below), as applicable, shall endeavor to complete the Audit within *** business days and otherwise in such a manner as to avoid unnecessary disruption of Vendor’s business operations. Audits will occur during normal business hours and at a mutually agreeable time. Vendor will assist in any Audit as requested by Customer or Customer’s Auditor; provided, however, that Vendor reserves the right to charge Customer for Vendor's reasonable expenses in providing such review assistance. If in the course of an Audit, Customer identifies Vendor’s non-compliance with the terms of this Agreement, Customer shall notify Vendor of such non-compliance within *** days of identifying the non-compliance and Vendor shall remediate such non-compliance. Notwithstanding the foregoing, Customer’s right to dispute Service Invoices as set forth in Section 7(iv) in connection with any billing disputes that not have not been identified as part of an Audit, is not limited hereby. Customer shall pay the cost of its own Audits; provided that, in the event that such an Audit identifies Vendor’s material non-compliance with this Agreement, Vendor shall be required to pay the expenses of any subsequent Audits (provided such Audits are solely limited to the subject area of Vendor’s material non-compliance) until Vendor has remediated its material non-compliance to the reasonable satisfaction of Customer.

(ii)
Any Government Entity with jurisdiction over Customer will have the right to audit Vendor to the extent of such Government Entity’s authority to audit Customer if Customer were performing the Services internally and has relevant jurisdiction over Vendor. In the event of any such Government Entity Audit, Vendor will reasonably cooperate with such Audit and provide such Government Entity with all information and data relating to the Services provided to Customer. Customer further acknowledges that any information disclosed to Customer during the term of the Agreement in any way related to an Audit, including but not limited to the specific contents and general results of such Audit, shall be treated as Vendor Confidential Information. Upon the later of the expiration/termination of the Agreement and the date Customer is no longer required to maintain such Confidential Information for compliance with Applicable Law, Customer shall either return all copies, memoranda, materials, other papers and copies relating to the Audit or, alternatively, certify in writing to Vendor that all such information has been properly destroyed by Customer. Notwithstanding anything to the contrary herein, Customer acknowledges that Vendor is regulated and examined as a Technology Service Provider by the Federal Financial Institutions Examination Council (“FFIEC”) and that any Audit by a Government Entity may require coordination through the FFIEC.

(iii)
Subject to the notice provisions, restrictions and other terms of this Section 32, during the term of the Agreement and during the period for which Vendor must maintain records relating to the Services provided, Vendor shall provide to Customer, and to Customer’s Auditor (as applicable), access at reasonable hours to Vendor’s personnel, to the facilities at or from which Services are then being provided, and to pertinent information, all to the extent reasonably relevant to the Services and Vendor obligations under this Agreement, the Risk Standards the List of Services, or any statement of work or schedule. Vendor shall provide to such reviewers, inspectors, regulators, and representatives such assistance, as reasonably required and shall cooperate fully with Customer or its Auditor in connection with Audit functions and with regard to examinations by Government Entities. Vendor reserves the right to charge Customer for Vendor’s reasonable out-of-pocket expenses in providing such assistance.

(iv)
Customer reserves the right to use a third-party auditor (“Auditor”) in connection with Customer’s Audit rights hereunder, provided that (A) Customer provides Vendor with advance written notice of the name and a summary of the related professional experience of such Auditor, (B) such Auditor must be reasonably familiar with the Services provided by Vendor to Customer, (C) Vendor approves such Auditor, which approval will not be unreasonably withheld, and (D) Customer will be responsible for managing the Audit and ensuring such Auditor complies with the provisions of this Exhibit. Customer, and any Auditor or other third party authorized by this Section 32 to perform an Audit of Vendor on Customer’s behalf, will be required to comply with Vendor’s reasonable security and confidentiality guidelines and shall not be given access to Vendor’s other customers’ proprietary information, to Vendor’s proprietary information or to Vendor’s locations that are not reasonably related to Customer or the Services. Notwithstanding anything to the contrary in this Section 32, Vendor reserves the right to not provide information or materials that Vendor reasonably believes are unrelated to the completeness and accuracy of the Services or the fees paid therefor, represent trade secrets or intellectual property or cannot be provided due to confidentiality agreements with third parties.

(v)
Following any Audit, Vendor and Customer will meet promptly to review the results of such Audit. Customer shall conduct, or request its Auditor to conduct, an exit conference with Vendor prior to completing Customer’s audit report. Vendor and Customer shall develop and agree upon an action plan during the exit conference, or appropriately following, to appropriately address, resolve and remediate any non-compliance items, concerns and/or recommendations in such report, as appropriate. Unless the Parties mutually agreed to a longer period, such action plan will require remediation of meaningful non-compliance within *** days of the final audit report. Vendor will respond to each such report in writing within *** days from receipt thereof, unless a shorter response time is reasonably stated in the report. In addition to Vendor’s obligation to respond to the audit report, Vendor, at its own expense, shall undertake remedial action in accordance with such action plan and the dates specified therein.

(vi)	Vendor shall make available to Customer all certification and compliance reports of mutually agreed to industry standard certifications.

33.
International Conventions Excluded. The Parties agree that the UN Convention on Contracts for the International Sale of Goods (Vienna, 1980) shall not apply to this Agreement nor to any dispute arising out of this Agreement.

34.
Termination or Continuation of Other Agreements. Vendor and Customer have agreed that as of the Execution Date, the agreements, supplements, side letters, and other binding documents designated as “Terminated Agreements” between the Parties (“Terminated Agreements”) shall be terminated, subject to the surviving rights and obligations for such Terminated Agreements as agreed between the Parties. Vendor and Customer agree that as of the Execution Date, the agreements, supplements, side letters, and other binding documents designated as “Surviving Agreements” between the Parties (“Surviving Agreements”) shall continue to be in full force and effect from and after the date hereof, subject to any amendments as agreed between the Parties for such Surviving Agreements. The Parties agree to negotiate in good faith and reach an agreement to finalize the Terminated Agreements and Surviving Agreements within thirty (30) days of the date hereof. Notwithstanding the generality of the foregoing, the Parties hereby terminate, effective as of the date hereof, that certain agreement by and between Customer and Vendor dated as of December 31, 2015 regarding resolution of the Disagreement (as defined therein), which, from and after the date hereof, shall have no further force or effect, and Customer and Vendor agree that there are no amounts due thereunder.

35.
General Mutual Release. Except for invoices outstanding as of the date hereof and for invoices to be issued for services provided by Vendor under that certain Master Services Agreement dated June 30, 2009 by and between Vendor and Customer, the Parties, on behalf of themselves, their directors, officers, shareholders, employees, agents, successors and assigns, hereby release and forever discharge each other, their directors, officers, shareholders, employees, agents, successors and assigns, from any and all obligations, liabilities, claims, demands, and causes of action (including any claim for indemnification), which a Party has, had or may have against the other Party, of any nature whatsoever, whether know or unknown, contingent or otherwise, from the beginning of the world through the effectiveness of this Agreement.

36.
Order of Precedence. In the event of any inconsistencies between the terms of this Agreement, the Risk Standards, the List of Services, and the Service Levels, priority shall be given to such terms in the following order: this Agreement, the Risk Standards, the List of Services, and the Service Levels.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their authorized officers as of the dates set forth below.

VENDOR: VANTIV, LLC
By: /s/ Nelson F. Green
Name: Nelson F. Green
Title: Chief Legal and Corporate Services Officer and Secretary
Date: July 27, 2016

CUSTOMER: FIFTH THIRD BANK By: /s/ Randolph J. Kaporc Name: Randolph J. Kaporc Title: Executive Vice President, Payments and Commerce Division Date: July 27, 2016	CUSTOMER: FIFTH THIRD BANK By: /s/ Robert Marchi Name: Robert Marchi Title: Vice President, Sourcing Date: July 27, 2016

Schedule 2.3(vii)

Existing Subcontractors

ACCULYNK PAYMENT SERVICES	3DELTA SYSTEMS INC
ACS STATE & LOCAL SOLUTIONS INC	ACH DIRECT INC
ALDELO LP	ADJACENT INNOVATIONS LLC
AMERICAN EXPRESS	ALLIANCE DATA SYSTEMS
ARISTEN GROUP LLC	ANTIPODEAN LABS LLC
ASH PAYMENT SOLUTIONS INC	ARMED FORCES FINANCIAL NETWORK LLC
ATX INNOVATION INC	ATTITUDE POSITIVE INC
AZTPOS	AUGEO CONSUMER ENGAGEMENT SERVICES
BANCORP BANK	BANC CARD - TEXAS LLC
BANKDATA SERVICES	BANK OF EDWARDSVILLE
BILL ME LATER INC	BEAZLEY USA SERVICES INC
BROOKFIELD EQUINOX LLC	BOOKS A MILLION INC
BUYPASS CORP	BROSLEY LIMITED
CAMPGROUND AUTOMATION SYSTEMS (SUNRISE)	CAFFE FANTASTICO
CANADIAN IMPERIAL BANK OF COMMERCE	CANADAS PROFESSIONAL SCHOOL OF MUSIC AND ARTS - MOTO
CARD MANAGEMENT CORPORATION	CARD FULFILLMENT SERVICES
CARDFREE INC	CARD MANAGEMENT CORPORATION FIRST DATA RESOURCES
CARDWATCH LICENSING LTD	CARDINAL COMMERCE
CARTERA COMMERCE INC	CARROLLTON BANK
CATALYST CARD COMPANY	CASHSTAR INC
CHECKFREE SERVICES CORPORATION	CHASE PAYMENTECH
CITICORP DINERS CLUB INC	CITIBANK NEW YORK
CITY OF NORTH OLMSTED	CITICORP SERVICES INC
CONCORD BANK	COLUMBUS BANK AND TRUST COMPANY
COUNTY OF WESTCHESTER	CONTROL SCAN INC
CPI CARD GROUP INDIANA INC	CPI CARD GROUP - COLORADO INC
CREDORAX	CREDIT UNION 24 INCORPORATED
CSG SYSTEMS INC	CRYSTAL BRIDGES MUSEUM OF AMERICAN ART
DATALINE SYSTEMS INC	CUSTOM DATA PROCESSING INC
DECISIONWISE	DAVID WERNER INC
DFS SERVICES LLC	DELAWARE BUSINESS SYSTEMS
DIGITAL RIVER GMBH	DIGITAL RIGHT BRAIN LLC
DINERWARE	DINERS CLUB INTERNATIONAL LTD
DISCOVER FINANCIAL SERVICES	DINING A LA CARD
DYNAMICS PRODUCTS MIDWEST	DURANGO LLC
ELECTRONIC CLEARING HOUSE INC	EDIBLE ARRANGEMENTS - CORPORATE
ELIZABETH ARDEN INC	ELEMENT PAYMENT SERVICES
ENTELIT SOLUTIONS - ECOMMERCE	ENSENTA CORPORATION
FANTANA ITALIAN RESTAURANT	EPL

FIFTH THIRD BANK	FAST TRANSACT INC
FIRST AMERICAN PAYMENT SYSTEMS	FIFTH THIRD BANK FIRST NATIONAL BANK OF OMAHA TSYS ACQUIRING SOLUTIONS LLC
FIRST NATIONAL BANK OF OMAHA	FIRST DATA SOLUTIONS
FISERV SOLUTIONS INC	FIRST PREMIER BANK
FOUR BROTHERS PIZZA INN	FLEETCOR TECHNOLOGIES INC
G6 TECHNOLOGY	FRANKFORD HOSPITALS
GEMALTO INC	GALITT US CORP
GIACT SYSTEMS LLC	GEORGIA THRIFT STORES INC
GLOBAL ETELECOM	GLOBAL DIRECT
GLOBAL PAYMENTS INC	GLOBAL PAYMENTS CANADA
GLOBAL PAYMENTS INC MASTERCARD INTERNATIONAL INCORPORATED	GLOBAL PAYMENTS INC GLOBAL PAYMENTS CANADA
GREEN DOT CORPORATION	GOOGLE PAYMENT CORP
HEARTLAND PAYMENT SYSTEMS IN	HARRISONTUCKER LLC
HOSPITALITY DATA SYSTEMS INC	HOME STATE BANK
IMAGE WASH	HYLAND HILLS PARK & RECREATION DISTRICT
INBORNE TECHNOLOGY CORP	IMOBILE3 LLC
INCOMM	INBS KONRAD KECK
INSTORE OWN POS	INNOVATION DATA PROCESSING
iPay Technologies	IP COMMERCE INC
IT4MERCHANT SOLUTIONS LTD	ISLAND SNOW (CA100)
J2 RETAIL SYSTEMS INC	J P MORGAN ELECTRONIC FINANCIAL SERVICES INC
KAHOOTS INC	JET LITHOCOLOR INC
LAUNCH 3 LLC	LA ROSETTA
LYNDA.COM INC	LUSH HANDMADE COSMETICS LTD
MASTERCARD INTERNATIONAL INCORPORATED	MAGTEK INC
MERCHANT APPLICATIONS INC	MASTERFILES INC
MERIDIAN FARM MARKET	MERCHANT LINK LLC
MICHAEL FITCHETT	METABANK
MICROBIZ LLC	MICHAEL SILVER
MIDNITE EXPRESS INC	MIDAX INFINITE POSSIBILITIES
MOBILECHECKOUT.COM LLC	MILLENNIUM DIGITAL TECHNOLOGI
MOORE CENTER SERVICES	MOJIMAN INC
NATIONAL BUSINESS PRODUCTS	MULLIGANS SPORTS GRILL INC
NETS INC	NCO FINANCIAL SYSTEMS INC
NOURI FAMILY RESTAURANT	NEW ENGLAND CREDIT CARD SYSTEMS
OBERTHUR	NYCE
OFFICIAL PAYMENTS CORPORATION	ONE POINT RETAIL SOLUTIONS
ONLINE RESOURCES CORPORATION	OTI AMERICA INC
PANGOUSA LLC	PARC ONTARIO LLC

PARK SLOPE CIVIC COUNCIL	PARTY FOR LESS INC
PAYMENT REVOLUTION LLC	PAYMENTECH NETWORK SERVICES
PAYPAL INC	PAYSIMPLE INC
PAYTRONIX SYSTEMS INC	PAYX INTERNATIONAL LIMITED
PBM GRAPHICS	PBUS TECH INC
PC AND MP SERVICE	PEARSONS LUMBER YARD
PERFECT PLASTIC PRINTING CORP	PERFORMANCE INC
PHARMACA INTEGRATIVE PHARMACY INC	PHP POINT OF SALE LLC
PITNEY BOWES	PLANET BINGO
PLANET MERCHANT PROCESSING	PLANET PAYMENT INC
PLANNET LOGIX INC	PLUG & PAY TECHNOLOGIES INC
POS OF MICHIGAN	POS PARTNERS INC
POS SOS LLC	POS SPECIALISTS
POS VENTURES LLC	POSIOS
POSITION CORP	POSNET INC
POS-X INC	PUEBLO BANK & TRUST COMPANY
PULSE NETWORK INC	RAIN1 SOLUTIONS LLC
RAPIDADVANCE LLC	REALTIME POS INC
RESTOPOD LLC	RETAIL PLUS POS
REVENTION INC	REVENUE MANAGEMENT SOLUTIONS LLC
RIDHAM INC	RIPPLE POS INC
RJZ LTD	ROYAL PET MARKET AND RESORT LLC
RR DONNELLEY INC	SALE CONTROL SYSTEMS LTD
SAS COMFORT SHOES	SATURN RETAIL MANAGEMENT SYSTEMS LLC
SAZU INC	SCANSOURCE INC
SEAMLESS CARE PHARMACY	SHAZAM INC
SHISEIDO AMERICAS CORPORATION	SHOPIFY INC
SILICUS TECHNOLOGIES LLC	SILVERWARE POS INC
SILVO US	SIMPLISTIC POS
SIXTH SENSE POINT OF SALE INC	SKIVVIES FOR HER
SLK AMERICA INC	SLK GLOBAL BPO SERVICES PRIVATE LIMITED
SLK SOFTWARE SERVICES	SMARTTAB POS
SOFTTOUCH LLC	SOUTHERN UTE INDIAN TRIBE LEGAL DEPT
SOUTHWEST CASH SYSTEMS INC	SPEEDLINE SOLUTIONS
SPF SOLUTIONS LLC	SPLASH CAR WASH INC
SPLITABILITY PTY LTD	SPOONITY INC
SRIDEVI TECHNOLOGY SOLUTIONS	STAR NETWORKS
STERLING CARD SOLUTIONS LLC	SUBTLEDATA INC
SWITCH COMMERCE LLC	SWITCH INTERNATIONAL BOWLING EKIPMANLARI AS
SWITCHSOLVE INC	T4MOBILE SOLUTIONS
TANDA TECHNOLOGIES - ECOMM	TATA AMERICA INTERNATIONAL CORPORATION
TCSP INC	TELEPERFORMANCE USA
TERMINAL MANAGEMENT CONCEPTS LTD	T-GATE LLC

THE ADVANCE FUNDING COMPANY LLC	THE FALL TATTOOOING ETC
THE FUND FOR THE PUBLIC INTEREST INC	THE ITRANSACT GROUP VALUE EXCHANGE CORPORATION
THOMSON REUTERS	THORNTONS INC
TOAST INC	TOTAL SYSTEM SERVICES INC
TOWN NORTH BANK NA	TRANPOS
TRANSACTION NETWORK SERVICES INC	TRANSACTIONTREE INC
TRANSCARD LLC	TRANSCENTRA INC
TRINITEQ INTERNATIONAL PTY LTD	TRITON SYSTEMS OF DELAWARE LLC
TSYS ACQUIRING SOLUTIONS LLC	TSYS ACQUIRING SOLUTIONS LLC FIRST DATA MERCHANT SERVICES CORP
TUSCARORA COUNCIL BSA	TWITCHTV
UNITED FINANCIAL CREDIT UNION	UNTILL USA INC
US BANK	VANCO PAYMENT SOLUTIONS LLC
VECTRON SYSTEMS AG	VELOCITY MOBILE INC
VENDEASE	VENDOR SAFE TECHNOLOGIES LLC
VENDSCREEN INC	VERICHECK INC
VICTORY POS	VISA USA
VISTA ENTERTAINMENT SOLUTIONS	VISUAL INFORMATION PRODUCTS INC
WAND CORPORATION	WELLERO
WESTERN UNION	WESTERN VARIETIES WHOLESALE INC
WICLOUD POS	WOODS CYCLE COUNTRY LP
WOODY'S BAR-B-Q DARTMOUTH	WORLDWIDE PAYMENT SERVICES INC
WORLDWIDEDIRECT PROCESSING INC	YAZ LTD
ZEUSPOS	ZING CHECKOUT
ZONAL HOSPITALITY SYSTEMS INC

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